Exhibit (i)

LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

April 30, 2002

LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Gentlemen:

As counsel to LB Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the "Fund"), I have been asked to render an opinion in connection with Post-Effective Amendment No. 27 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-3677) to be filed by the Fund with the Securities and Exchange Commission (as amended, the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

  The Fund has been duly organized and is validly existing pursuant to the laws of the State of Minnesota; and

  In its pre-effective registration statement, the Fund elected to register an indefinite number of shares pursuant to the provision of Rule 24f-2; and

  The shares of capital stock of the Fund which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be validly issued, fully paid and non- assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ John C. Bjork
John C. Bjork
Counsel